Exhibit 99.1

For Immediate Release
Maxygen Announces Plans to Reduce Spending and Revise Corporate Strategy
-Phase III Manufacturing for MAXY-G34 Delayed until Partner is Identified-
-Reduction in Headcount Planned for First Quarter 2009-
-Lazard Retained to Explore Strategic Options-
-Conference Call Today at 4:30 p.m. ET-
REDWOOD CITY, Calif., October 22, 2008 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of optimized protein drugs, today announced plans to reduce its spending on MAXY-G34 while seeking a partnership for the program. MAXY-G34 is the company’s next-generation long-acting G-CSF for the treatment of chemotherapy-induced neutropenia. Maxygen also plans to reduce headcount during the first quarter of 2009. The company has retained the investment bank Lazard to assist in exploring strategic options, including a sale or disposition of one or more corporate assets, a strategic business combination, or other transactions.
Maxygen will reduce spending on MAXY-G34 by delaying Phase III manufacturing until it identifies a partner who can share manufacturing costs. The Phase III manufacturing costs were anticipated to begin in September 2008, and delay of this expenditure is expected to have a material impact on the MAXY-G34 project timeline. In addition, Maxygen does not plan to take MAXY-G34 into Phase IIb trials without funding from a substantial collaborative partner. The company’s original schedule called for the Phase IIb trial to begin in the second half of 2009.
A Phase IIa trial of MAXY-G34 in breast cancer patients is currently being completed. The drug has been shown in Phase IIa to be safe, efficacious and lacking immunogenicity at all doses tested; however additional trials will be required to establish differentiation from existing therapeutics. Maxygen plans to present detailed audited results of the Phase IIa trial before the end of 2008.
“Although the preliminary Phase IIa data are encouraging, we do not believe it practical for Maxygen to take the MAXY-G34 program forward without a partner,” said Russell Howard, chief executive officer of Maxygen. “The uncertainty of partnering, the cash required for continuation of the program, and the current financial environment have together led us to the difficult decision to significantly reduce spending.”
As a consequence of decreasing investment in MAXY-G34, and in order to preserve cash, Maxygen is also announcing the termination of approximately 30% of its workforce, with staggered terminations from January 1 through the end of April 2009. Positions will be terminated in operations and G&A. In order to facilitate employee transition to new opportunities, Maxygen will be providing outplacement support and a severance package for each affected employee.
Maxygen will retain approximately 65 employees, with a primary focus on the company’s MAXY-4 program with Astellas Pharma, Inc. The company plans to continue minimal activities on MAXY-G34, and a small team will continue protein drug discovery for autoimmune disease therapies using Maxygen’s MolecularBreeding™ platform.
“We regret the loss of our valuable colleagues who have built Maxygen over the past few years,” said Dr. Howard. “We wish them well as they seek new opportunities to use their energy and skills elsewhere.”
Including the savings from cost reductions on MAXY-G34, Maxygen will end 2008 with approximately $200 million in cash, with no debt. The company is projecting operating cash utilization of approximately $17 million for 2009, not including restructuring charges, which are projected to be approximately $2.0 million. Operating cash utilization is a non-GAAP financial measure that is defined as net loss excluding stock compensation and depreciation less capital expenditures and change in deferred revenues.
Dr. Howard concluded “Maxygen assets include year-end cash of approximately $200 million, a 25% ownership stake in Codexis, a licensing agreement with Codexis for biofuels and other applications of the MolecularBreeding™ platform, the MAXY-4 partnership with Astellas in autoimmune disease and transplant rejection, the MAXY-G34 program, a vaccine discovery program funded by grants, a widely cited intellectual property estate, and a technology platform to generate novel protein drugs for autoimmune disease. We are well positioned to work with Lazard to maximize shareholder value.”
Conference Call
Management will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these announcements. Participants in the U.S. can access the call by dialing 800.435.1261 and using the passcode 71527206. International participants can dial 617.614.4076 and use the same passcode. A live webcast of the conference call will be available on the Maxygen web site at www.maxygen.com/webcasts.
Telephone and webcast replays of the conference call will be available until November 22, 2008. To access the telephone replay, dial 888.286.8010 (U.S.) or 617.801.6888 (international) and use the passcode 59335961. To access the webcast archive, go to www.maxygen.com/webcasts.
About MAXY-G34
MAXY-G34 is a novel, long-acting granulocyte colony stimulating factor (G-CSF) designed to treat chemotherapy-induced neutropenia. MAXY-G34 is currently in Phase II clinical trials. Preclinical and Phase I studies show MAXY-G34 to have novel and potentially superior properties compared to the current G-CSF therapy, Neulasta®. G-CSF is a natural protein that stimulates the body’s bone marrow to produce neutrophils, a specific type of white blood cell that plays an important role in the defense against bacterial infections. Worldwide sales of G-CSF products were approximately $5 billion in 2007.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing optimized versions of protein drugs. The company’s portfolio includes a MAXY-4 program, partnered with Astellas Pharma, Inc., under which the company and Astellas are exploring new CTLA4-Ig product candidates for the treatment of a broad array of autoimmune disorders and transplantation rejection. Maxygen also has MAXY-G34, designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
Maxygen Forward Looking Statements Disclaimer
This news release contains forward-looking statements about our research and business prospects and financial position, including our ability or plans to continue the development of our MAXY-G34 product candidate or enter into a collaborative or other arrangement with a third party to fund the further development of this product candidate; our continued evaluation of strategic options and whether such evaluation will result in any specific transactions or outcomes; our plans to present detailed audited results of the Phase IIa trial of our MAXY-G34 product candidate; our ability or plans to retain certain employees or continue the alliance with Astellas for our MAXY-4 program or any activities related to our MAXY-G34 program or drug discovery programs; our anticipated restructuring costs and projected savings related to the delay of our MAXY-G34 program and staff reductions; our projected cash balance at the end of 2008; and our projected operating cash utilization for 2009. These and other risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
MolecularBreeding™ and Maxygen are U.S. trademarks used by Maxygen, Inc.
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Contact:
Michele Boudreau
Investor and Public Relations
650.279.2088
michele.boudreau@maxygen.com